UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.__)*


                             Kilroy Realty Corporation
             -----------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    49427F108
             -----------------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2014
             -----------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]Rule 13d-1(b)
[ ]Rule 13d-1(c)
[ ]Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

CUSIP No. 49427F108                   13G                      Page 2 of 5 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       EII Capital Management, Inc.     13-3162003
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a)  [  ]
       (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES       0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH        0*
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH        0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                  600*
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       600
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [  ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       IA
--------------------------------------------------------------------------------

* Shares owned by EII Realty Securities, Inc., a wholly owned subsidiary of EII Capital Management, Inc.


                               Page 2 of 5 pages

CUSIP No. 49427F108                   13G                      Page 3 of 5 Pages


Item 1.     (a)   Name of Issuer:
                  Kilroy Realty Corporation

            (b)   Address of Issuer's Principal Executive Offices:
                  12200 West Olympic Boulevard, Suite 200
                  Los Angeles, CA 90064


Item 2.     (a)   Name of Person Filing:
                  EII Capital Management, Inc.

            (b)   Address of Principal Business Office or, if none, Residence:
                  640 Fifth Avenue, 8th Floor
                  New York, NY  10019

            (c)   Citizenship:
                  USA

            (d)   Title of Class of Securities:
                  Common Stock

            (e)   CUSIP Number:
                  49427F108


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer registered under Section 15 of the Act;

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act;

            (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of the
                        Act;

            (d)   [ ]   Investment Company registered under Section 8 of the
                        Investment Company Act of 1940;

            (e)   [X]   An Investment Adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E);

            (f)   [ ]   An employee benefit plan or endowment fund in
                        accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)   [ ]   A parent holding company or control person in
                        accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)   [ ]   A savings association as defined in Section 3(b) of
                        the Federal Deposit Insurance Act (12 U.S.C.1813);

            (i)   [ ]   A church plan that is excluded from the definition of
                        an investment company under section 3(c)(14) of the Investment Company Act of 1940;

            (j)   [ ]   A non-U.S. institution in accordance with
                        Rule 240.13d-1(b)(1)(ii)(J);

            (k)   [ ]   Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K).


Item 4.     Ownership.

               (a) Amount Beneficially Owned:
			600

               (b) Percent of Class:
			0.0%

               (c) Number of Shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote:
                         0

                   (ii)  Shared power to vote or to direct the vote:
                         0*

                   (iii) Sole power to dispose or to direct the
                         disposition of:
                         0

                   (iv) Shared power to dispose or to direct the disposition of:
                         600*

* Shares owned by EII Realty Securities, Inc., a wholly owned subsidiary of EII Capital Management, Inc.

                               Page 3 of 5 pages

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

                               Page 4 of 5 pages

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.


                                   Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                            2/12/15
                                              ----------------------------------
                                                             Date

                                                     /s/ Michael J. Meagher
                                              ----------------------------------
                                                          Signature


                                                       Michael J. Meagher
                                                    Chief Compliance Officer
                                              ----------------------------------
                                                          Name/Title


                               Page 5 of 5 pages